BBX Capital Corporation Reports Financial Results

For the First Quarter, 2016

FORT LAUDERDALE, Florida – May 9, 2016 -- BBX Capital Corporation (“BBX Capital” and/or the “Company”) (NYSE: BBX)  reported financial results for the three months ended March 31, 2016.

BBX Selected Financial Data

First Quarter 2016 compared to First Quarter 2015:

•	Total consolidated revenues of $23.7 million vs. $21.7 million
•	Net loss attributable to BBX Capital of ($0.3) million vs. net income of $1.0 million
•	Diluted loss per share of ($0.02) vs. diluted earnings per share of $0.06
•	Equity in income of Woodbridge Holdings, LLC of $6.7 million vs. $5.8 million

As of March 31, 2016, BBX Capital had total consolidated assets of $392.1 million, shareholders' equity attributable to BBX Capital of $336.0 million, and total consolidated equity of $337.3 million. At March 31, 2016,  BBX Capital’s book value per share was $20.50 vs. $20.42 at December 31, 2015.

“We are pleased with the continued overall progress of our core business segments which includes our ownership interest in Bluegreen Corporation (“Bluegreen”), as well as the operations and assets held at BBX Capital. Bluegreen had another strong quarter and continued success in its capital light and fee-based services business. As described in detail below, Bluegreen experienced increases during the quarter in system wide sales of VOI’s, tours, other fee-based services revenue, and net income,” commented Jarett S. Levan, Acting Chairman and Chief Executive Officer of BBX Capital. “BBX Capital Real Estate continued to implement its strategic plans to monetize its legacy portfolio of loans and foreclosed real estate, as well as pursue real estate joint venture transactions with experienced developers. In addition, in both its BBX Sweet Holdings and Renin businesses, BBX Capital Partners continued to focus on product development, marketing, and the integration of facilities and systems, with the goal of growing long term value at BBX Capital.”

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BBX Capital Real Estate

BBX Capital Real Estate includes our real estate joint ventures and our BankAtlantic legacy portfolio of loans and foreclosed real estate. As previously announced, we are liquidating some legacy real estate and loans while holding and managing others for capital appreciation and development. Highlights during the first quarter of 2016 include:

•	BBX Capital Real Estate's investment in the approximately 128 acre master-planned community of Bonterra in Hialeah, Florida:
o

On January 5, 2016, the Company announced it had entered into a joint venture agreement with The Altman Companies to develop Altis at Bonterra. The Altman Companies plans to develop 314 apartment homes on approximately 14 acres.

•	BBX Capital Real Estate's investment in the approximately 47 acre mixed-use development known as Gardens on Millenia in Orlando, Florida:
o

On January 7, 2016, the Company announced it had entered into a joint venture agreement with ContraVest to develop The Addison on Millenia. The Addison on Millenia is currently planned to consist of nine, two, three and four story buildings with a total of 292 apartment homes. Located on an approximate 11.8 acre parcel, the community is expected to feature a mix of one, two, and three bedroom apartment homes.

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BBX Capital Partners

BBX Capital Partners is actively engaged in investments in and management of operating companies. BBX Capital Partners’ primary investments as of March 31, 2016 were in Renin Holdings, LLC (“Renin”) and BBX Sweet Holdings.

Renin reported sales of $13.8 million and net income of $89,000 during the three months ended March 31, 2016 compared to sales of $13.5 million and a  net loss of ($827,000) during the comparable period ended March 31, 2015. The increase in Renin’s net income reflects gains related to foreign currency and an improved margin primarily due to increased sales of higher margin hardware products.

BBX Sweet Holdings reported sales of $7.2 million and a net loss of ($1.9 million) during the three months ended March 31, 2016 compared to sales of $6.0 million and net loss of ($537,000) during the comparable period ended March 31, 2015.  BBX Sweet Holdings net losses were primarily associated with the costs to integrate companies acquired during the years ended December 31, 2014 and 2015, higher compensation expense related to the hiring of management, and employee severance. Also contributing to higher selling, general and administrative expenses were costs associated with Hoffman’s retail store expansion. It is anticipated that BBX

Sweet Holdings will continue to experience losses as it incurs expenses associated with these activities and the continued expansion of its business.

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Bluegreen Corporation

Bluegreen is a wholly owned subsidiary of Woodbridge Holdings, LLC (“Woodbridge”). BBX Capital owns a 46% interest in Woodbridge and BFC Financial Corporation (“BFC”) owns the remaining 54% of Woodbridge. Woodbridge’s principal asset is its 100% ownership of Bluegreen Corporation (“Bluegreen”).

Bluegreen is a sales, marketing, and management company focused on the vacation ownership industry. Bluegreen markets, sells and manages Vacation Ownership Interests (“VOIs”) in resorts, which are generally located in popular, high-volume, “drive-to” vacation destinations.  The resorts in which Bluegreen markets, sells or manages VOIs were either developed or acquired by Bluegreen, or were developed and are owned by third parties. Bluegreen earns fees for providing sales and marketing services to these third party developers. Bluegreen also earns fees by providing management services to the Bluegreen Vacation Club and Property Owners Associations (“POAs”), mortgage servicing, VOI title services, reservation services, and construction design and development services. In addition, Bluegreen Vacations provides financing to individual purchasers of VOIs.

For the three month period ended March 31, 2016, Bluegreen paid cash dividends of $10.0 million to Woodbridge Holdings, Bluegreen’s parent company, and Woodbridge in turn, after expenses, paid $4.2 million of cash dividends to BBX Capital and $4.9 million of cash dividends to BFC.

Additional details of BBX Capital’s equity earnings in Woodbridge are in the supplemental tables attached to this press release.

Bluegreen Selected Financial Data

First Quarter 2016 compared to First Quarter 2015:

•

System-wide sales of VOIs were $126.9 million vs. $109.2 million, net of equity trade allowances. Included in system-wide sales are sales of VOIs made under Bluegreen's "capital-light" business strategy(1), which were $98.6 million vs. $78.4 million, gross of equity trade allowances(2):

o	Sales of third party VOIs on a commission basis were $60.1 million vs. $49.0 million which generated sales and marketing commissions of $40.1 million vs. $32.6 million
o	Sales of secondary market VOIs were $34.2 million vs. $22.6 million
o	Sales of just-in-time VOIs were $4.3 million vs. $6.8 million

•	Sales volume per guest averaged $2,306 vs. $2,393
•	Tours increased 23% compared to prior year
•	Other fee-based services revenue was $25.6 million vs. $23.8 million
•	Net income attributable to Bluegreen was $15.6 million vs. $13.3 million
•	EBITDA was $30.4 million vs. $30.8 million(3)
•	“Free cash flow” (cash flow from operating activities less capital expenditures) was $31.3 million compared to $11.8 million during the same period in 2015

(1)

Bluegreen’s sales of VOIs under its capital-light business strategy include sales of VOIs under fee-based sales and marketing arrangements, just-in-time inventory acquisition arrangements, and secondary market arrangements. Under “just-in-time” arrangements, Bluegreen enters into agreements with third party developers that allow Bluegreen to buy VOI inventory from time to time in close proximity to the timing of when Bluegreen intends to sell such VOIs. Bluegreen also acquires VOI inventory from resorts’ POAs and other third parties close to the time Bluegreen intends to sell such VOIs. Such VOIs are typically obtained by the POAs through foreclosure in connection with maintenance fee defaults, and are generally acquired by Bluegreen at a significant discount. Bluegreen refers to sales of inventory acquired through these arrangements as “Secondary Market Sales.”

(2)	Equity trade allowances are amounts granted to customers upon trading in their existing VOIs in connection with the purchase of additional VOIs.
(3)	See the supplemental tables included in this release for a reconciliation of EBITDA to net income.

Financial data for BBX Capital Corporation and Bluegreen Corporation is provided in the supplemental financial tables included in this release.

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For more complete and detailed information regarding BBX Capital and its financial results, business, operations, and risks, please see BBX Capital’s Quarterly Report on Form 10-Q for the quarter ended March 31, 2016, and BBX Capital’s Annual Report on Form 10-K for the year ended December 31, 2015, which is available to view on the SEC's website, www.sec.gov, or on BBX Capital’s website, www.BBXCapital.com.

For more complete and detailed information regarding BFC Financial and/or Bluegreen Corporation and their financial results, business, operations and risks, please see BFC’s financial results press release for the quarter ended March 31, 2016, BFC’s Quarterly Report on Form 10-Q for the quarter ended March 31, 2016, and BFC’s Annual Report on Form 10-K for the year ended December 31, 2015, which is available on the SEC's website, www.sec.gov and on BFC’s website, www.BFCFinancial.com.

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About BBX Capital Corporation:

BBX Capital (NYSE: BBX) is involved in the acquisition, ownership and management of joint ventures and investments in real estate and real estate development projects, as well as acquisitions, investments and management of middle market operating businesses. In addition, BBX Capital and its controlling shareholder, BFC Financial Corporation, have a 46% and 54% respective ownership interest in Bluegreen Corporation. As a result of their ownership interests, BBX Capital and BFC together own 100% of Bluegreen. As of March 31, 2016, BBX Capital had total consolidated assets of $392.1 million, shareholders' equity attributable to BBX Capital of $336.0 million, and total consolidated equity of $337.3 million. BBX Capital’s book value per share at March 31, 2016 was $20.50.

About Bluegreen Corporation:

Founded in 1966 and headquartered in Boca Raton, FL, Bluegreen is a sales, marketing and resort management company, focused on the vacation ownership industry and pursuing a capital-light business strategy. Bluegreen manages, markets and sells the Bluegreen Vacation Club, a flexible, points-based, deeded vacation ownership plan with more than 199,000 owners, 66 owned or managed resorts, and access to more than 4,500 resorts worldwide. Bluegreen also offers a portfolio of comprehensive, turnkey, fee-based services, including resort management services, financial services, and sales and marketing services, to or on behalf of third parties. For more information, visit www.BluegreenVacations.com.

About BFC Financial Corporation:

BFC (OTCQB: BFCF; BFCFB) is a holding company whose principal holdings include an 81% ownership interest in BBX Capital Corporation (NYSE: BBX) and its indirect ownership interest in Bluegreen Corporation. BFC owns a 54% equity interest in Woodbridge, the parent company of Bluegreen. BBX Capital owns the remaining 46% equity interest in Woodbridge. As of March 31, 2016, BFC had total consolidated assets of $1.4 billion, shareholders' equity attributable to BFC of $385.2 million, and total consolidated equity of $493.4 million. BFC’s book value per share at March 31, 2016 was $4.56.

For further information, please visit our family of companies:

BBX Capital: www.BBXCapital.com

Bluegreen Corporation: www.BluegreenVacations.com

BFC Financial Corporation: www.BFCFinancial.com

BBX Capital Contact Info:

Media Contact: Kip Hunter Marketing, 954-765-1329

Aimee Adler/ Jodi Goldstein

Email: aimee@kiphuntermarketing.com,  jodi@kiphuntermarketing.com

Investor Relations: Leo Hinkley, Managing Director, 954- 940-5300

Email: LHinkley@BBXCapital.com

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This press release contains forward-looking statements based on current expectations that involve a number of risks and uncertainties. All opinions, forecasts, projections, future plans or other statements, other than statements of historical fact, are forward-looking statements and may include words or phrases such as “plans,” “believes,” “will,” “expects,” “anticipates,”

“intends,” “estimates,” “our view,” “we see,” “would” and words and phrases of similar import. The forward looking statements in this press release are also forward-looking statements within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended, and involve substantial risks and uncertainties. We can give no assurance that such expectations will prove to be correct. Future results could differ materially as a result of a variety of risks and uncertainties, many of which are outside of the control of management. These risks and uncertainties include, but are not limited to the impact of economic, competitive and other factors affecting the Company and its investments and assets, including the impact of decreases in real estate values on our business generally, the value of its assets, the ability of its borrowers to service their obligations and the value of collateral securing the Company’s loans;  the risk of additional charge-offs, impairments and increases in our allowance for loan losses;  risks related to litigation and other professional fees including the adverse judgment in the action brought by the SEC against the Company and its former Chairman, risks relating to claims for reimbursement by insurers, and risks relating to the loss of services of the Company’s former Chairman, and reputational risk; adverse conditions in the stock market, the public debt market and other financial and credit markets and the impact of such conditions on the Company’s activities; the risk that the legacy assets retained by the Company may not be monetized at the values currently ascribed to them; and the risks associated with the impact of periodic valuation of the Company’s assets for impairment. In addition, this press release contains forward looking statements relating to the Company’s ability to successfully implement its business plans, including, but not limited to, its business plans and strategies with respect to BBX Capital Real Estate and BBX Capital Partners, which may not be realized as anticipated, if at all, and the Company’s investments in real estate developments, real estate joint ventures and operating businesses, including its acquisition of Renin Corp., and the acquisitions by BBX Sweet Holdings in the candy and confections industry, may not achieve the returns anticipated or may not be profitable. The Company’s investments in real estate developments, either directly or through joint ventures, will increase exposure to downturns in the real estate and housing markets or expose it to risks associated with real estate development activities, the risk that its joint venture partners may not fulfill their obligations,  and the risk that the projects will not be developed as anticipated or be profitable. The Company’s investment in Woodbridge, which owns Bluegreen Corporation, exposes the Company to risks of Bluegreen’s business and its ability to pay dividends to Woodbridge, and risks inherent in the vacation ownership industry. BBX Sweet Holdings acquisitions and the Company’s acquisition of Renin Corp. exposes the Company to the risks of their respective businesses, which includes the amount and terms of indebtedness associated with the acquisitions which may impact the Company’s financial condition and results of operations and limit its activities; the failure of the companies to meet financial covenants and that BBX Capital may be required to make further capital contributions or advances to the acquired companies as well as the risk that the integration of these operating businesses may not be completed effectively or on a timely basis, that personnel hired will not have the anticipated expertise or experience, and that the Company may not realize any anticipated benefits or earnings from these companies. Further, Renin’s operations expose the Company to foreign currency exchange risk of the U.S. dollar compared to the Canadian dollar and Great Britain Pound. Past performance and perceived trends may not be indicative of future results. In addition to the risks and factors identified above, reference is also made to other risks and factors detailed in reports filed by the Company with the Securities and Exchange Commission, including BBX Capital’s

Quarterly Report on Form 10-Q for the quarter ended March 31, 2016, and the Company’s Annual Report on Form 10-K for the year ended December 31, 2015, which may be viewed on the SEC's website, www.sec.gov, or on BBX Capital’s website, www.BBXCapital.com.  BBX Capital cautions that the foregoing factors are not exclusive.

BBX CAPITAL CORPORATION AND SUBSIDIARIES

CONSOLIDATED STATEMENTS OF FINANCIAL CONDITION – Unaudited

	March 31,	December 31,
(In thousands, except share data)	2016	2015
ASSETS
Cash and cash equivalents	$65,845	69,040
Restricted cash and time deposits	1,345	2,651
Loans held-for-sale	19,186	21,354
Loans receivable	33,281	34,035
Trade receivables, net	14,593	13,732
Real estate held-for-investment	32,838	31,290
Real estate held-for-sale	46,165	46,338
Investments in unconsolidated real estate joint ventures	42,922	42,962
Investment in Woodbridge Holdings, LLC	78,070	75,545
Properties and equipment	18,340	18,083
Inventories	17,424	16,347
Goodwill	7,601	7,601
Other intangible assets	8,007	8,211
Other assets	6,519	6,316
Total assets	$392,136	393,505
LIABILITIES AND EQUITY
Liabilities:
Accounts payable	$10,828	11,059
Notes payable, net of debt issuance costs	22,128	21,385
Principal and interest advances on residential loans	10,172	10,356
Other liabilities	11,726	14,726
Total liabilities	54,854	57,526
Equity:
Preferred stock, $.01 par value, 10,000,000 shares authorized;
none issued and outstanding	-	-
Class A common stock, $.01 par value, authorized 25,000,000
shares; issued and outstanding 16,199,145 and 16,199,145 shares	162	162
Class B common stock, $.01 par value, authorized 1,800,000
shares; issued and outstanding 195,045 and 195,045 shares	2	2
Additional paid-in capital	352,519	350,878
Accumulated deficit	(16,935)	(16,622)
Accumulated other comprehensive income	289	384
Total BBX Capital Corporation shareholders' equity	336,037	334,804
Noncontrolling interest	1,245	1,175
Total equity	337,282	335,979
Total liabilities and equity	$392,136	393,505

BBX CAPITAL CORPORATION AND SUBSIDIARIES

CONSOLIDATED STATEMENTS OF OPERATIONS-UNAUDITED

	For the Three Months
	Ended March 31,
(In thousands, except per share data)	2016	2015
Revenues:
Trade sales	$20,962	19,535
Interest income	1,067	818
Net (losses) gains on the sales of assets	(45)	2
Income from real estate operations	1,064	926
Other	624	428
Total revenues	23,672	21,709
Costs and expenses:
Cost of goods sold	15,047	13,835
Interest expense	101	193
Real estate operating expenses	928	1,180
Recoveries from loan losses, net	(1,748)	(3,821)
Asset recoveries, net	(37)	(1,063)
Selling, general and administrative expenses	16,294	15,535
Total costs and expenses	30,585	25,859
Equity in earnings of Woodbridge Holdings, LLC	6,735	5,803
Equity in net losses of unconsolidated real estate joint ventures	(342)	(304)
Foreign exchange gain (loss)	210	(469)
(Loss) income before income taxes	(310)	880
Provision for income taxes	-	3
Net (loss) income	(310)	877
Net (earnings) loss attributable to noncontrolling interest	(3)	157
Net (loss) income attributable to BBX Capital Corporation	$(313)	1,034

Basic earnings per share	$(0.02)	0.06
Diluted earnings per share	$(0.02)	0.06

Basic weighted average number of common shares outstanding	16,394	16,172

Diluted weighted average number of common and common	16,394	16,725

The following table presents BBX Capital’s equity in earnings of Woodbridge (in thousands):

	Unaudited
	For the Three Months Ended March 31,
(Dollars in thousands)	2016	2015
Net Income from Bluegreen	17,582	16,050
Net income attributable to Bluegreen non-controlling interest	(1,937)	(2,786)
Net income attributable to Bluegreen	$15,645	13,264
Woodbridge parent only net loss	(1,003)	(649)
Net income attributable to Woodbridge	14,642	12,615
BBX Capital interest in Woodbridge	46.00%	46.00%
BBX Capital equity in earnings of Woodbridge	$6,735	5,803

The following table presents Bluegreen’s EBITDA, defined below, as well as a reconciliation of EBITDA to net income (in thousands):

	For the Three Months Ended
	March 31,
	2016	2015
Net Income from Bluegreen	17,582	16,050
Add/(Less):
Interest income (other than interest earned on VOI notes receivable)	(2,020)	(65)
Interest expense	7,674	9,440
Interest expense on Receivable-Backed Debt	(5,080)	(5,577)
Provision for Income and Franchise Taxes	9,895	8,677
Depreciation and Amortization	2,351	2,228
EBITDA	$30,402	$30,753

EBITDA is defined as earnings, or net income, before taking into account interest income (excluding interest earned on VOI notes receivable), interest expense (excluding interest expense incurred on financings related to Bluegreen’s receivable-backed notes payable), provision for income taxes and franchise taxes, depreciation and amortization.  For purposes of the EBITDA calculation, no adjustments were made for interest income earned on Bluegreen’s VOI notes receivable or the interest expense incurred on debt that is secured by such notes receivable because they are both considered to be part of the operations of Bluegreen’s business.